Exhibit 10.2

Axcella Health Inc. P.O. Box 1270 Littleton, MA 01460

Letter Agreement for Retention and to Amend Employment Agreement

February 14, 2023

Confidential

Margaret Koziel

198 Washington Avenue

Needham, MA 02492

Dear Margaret:

The purpose of this letter agreement (“Letter Agreement”) is to provide an incentive for you to continue employment with Axcella Health Inc. (“Axcella” or “the Company”)1 during the Transition Period (as defined below), and to amend the terms of your Employment Agreement with the Company dated December 1, 2021 that provide for severance in the event of a Termination Without Cause or for Good Reason. All capitalized terms not defined in this Letter Agreement have the definitions set out in the Employment Agreement.

1.	Retention Payment. In consideration for your agreement to this Letter Agreement, the Company will pay you a retention payment in the gross amount of two hundred eighty thousand, one hundred twenty-five dollars ($280,125) (“Retention Payment”) to be paid in the event of:

(i)	an affirmative decision by the Board that the Company will cease to do business;

(ii)	your Termination Without Cause or resignation for Good Reason (as such terms are currently defined in your Employment Agreement); or

(iii)	the Company’s Board approving a Sale Event (i.e., a Change in Control as defined under your Employment Agreement) or a corporate transaction that allows the Company to continue its operations, with fifty percent of the total retention payment payable on June 30, 2023 and the remainder payable on September 30, 2023;

(the period from December 15, 2022 until whichever of (i), (ii), or (iii) occurs first constituting the “Transition Period”), in each case provided you remain employed by the Company during the Transition Period and subject to the conditions described in Section 8 of the Restrictive Covenants Agreement attached as an Exhibit to and mentioned in Section 8 of your Employment Agreement. The Company may make this Retention Payment in a lump sum (or in two payments in the case of event (iii)) as soon as reasonably practicable following the earliest of the above events. For the absence of doubt, this Retention Payment is considered wages and will be subject to withholdings.

2.	Deal Incentive. In addition, the Company may, subject to Board review, offer a further equity incentive grant equal to 50% of your 2023 target annual bonus to continue employment with the Company in the event of a transaction referenced in (iii) above of an appropriate scale and that allows the Company to continue its operations indefinitely. Such equity incentive shall vest fifty percent (50%) on the date six (6) months after grant, with the remaining fifty percent (50%) vesting on the date twelve (12) months after grant, provided that you remain employed by the Company on each vesting day.

1 Whenever the term Axcella or the Company is used in this Agreement (including, without limitation, Section 6), it shall be deemed to include Axcella Health Inc. doing business as Axcella Therapeutics, and any and all of its divisions, affiliates, parents, subsidiaries, and any and all other related entities, and its directors, officers, employees, partners, members, representatives, trustees, agents, successors, predecessors, and assigns.

3.	No Severance Pay or Benefits for Termination Without Cause or for Good Reason. You hereby waive any obligation of the Company to pay the Severance Amount or provide any contribution to health insurance costs under COBRA in the event of Termination Without Cause or for Good Reason as set out, respectively, in Sections 5(a) and (b) of the Employment Agreement.

4.	During the Transition Period, the Company will continue to pay you your base salary, and you will continue to be eligible for a discretionary bonus.

5.	No Modification of Any Other Terms. All other terms of the Employment Agreement are in full force and effect and are not otherwise modified by this Letter Agreement. For the absence of doubt, you will continue to be eligible for Change in Control benefits as provided in Section 6(a) of your Employment Agreement, in addition to the Retention Payment.

If you agree to the terms of this Agreement, please sign and return the enclosed copy of this Letter Agreement by no later than February 17, 2023.

Very truly yours,	Accepted and Agreed To:

/s/ William Hinshaw	/s/ Margaret Koziel
By: William Hinshaw	Margaret Koziel
President and Chief Executive Officer

Dated: February 14, 2023	Dated: February 16, 2023

2